                                                               Exhibit 12.2


                            Boston Edison Company
              Computation of Ratio of Earnings to Fixed Charges
                  and Preferred Stock Dividend Requirements
                   Twelve Months Ended September 30, 1998
                                (in thousands)



Net income from continuing operations               $148,999

Income taxes                                          71,445

Fixed charges                                        104,679
                                                    --------

     Total                                          $325,123
                                                    ========

Interest expense                                    $ 95,394
Interest component of rentals                          9,285
                                                    --------

     Subtotal                                        104,679
                                                    --------

Preferred stock dividend requirements                 15,622
                                                    --------

     Total                                          $120,301
                                                    ========

Ratio of earnings to fixed charges and preferred
stock dividend requirements                             2.70
                                                        ====